As filed with the Securities and Exchange Commission on January 31, 2005
                                                                                                          Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERICAN WOODMARK CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1138147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3102 SHAWNEE DRIVE, WINCHESTER VIRGINIA 22601
(Address, including zip code, of registrant's principal executive offices)

 2004 STOCK INCENTIVE PLAN FOR EMPLOYEES
(Full title of the plan)

 JAMES J. GOSA
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
AMERICAN WOODMARK CORPORATION
3102 SHAWNEE DRIVE
WINCHESTER, VIRGINIA 22601
(540) 665-9100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:
R. Gordon Smith, Esq.
McGuireWoods, LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
(804) 775-4347

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
American Woodmark Corporation Common Stock, no par value per share	2,000,000 (1)(2)	$ 40.37 (3)	$ 80,740,000 (3)	$9,503.10

                     Notes:

(1)	The number of shares being registered represents shares of Common Stock of American Woodmark Corporation (the "Company") authorized and reserved for issuance under the Company's 2004 Stock Incentive Plan for Employees.
(2)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. On August 26, 2004 the Board of Directors of American Woodmark Corporation declared a two-for-one stock split.
(3)	In accordance with Rule 457(h), estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee. Based on the average of the high and low prices for the Common Stock reported on the NASDAQ Stock Market on January 27, 2005.

INTRODUCTION

This Registration Statement on Form S-8 is filed by American Woodmark Corporation, a Virginia corporation (the "Company" or the "Registrant"), relating to 2,000,000 shares of its common stock, no par value (the "Common Stock") authorized and reserved for issuance under the Company's 2004 Stock Incentive Plan for Employees (the "Plan").

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information

                    Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.        Registrant Information and Employee Plan Annual Information

                    Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

a.	The Company's Annual Report on Form 10-K (File No. 000-14798) for the fiscal year ended April 30, 2004 filed on July 14, 2004.

b.	The quarterly report on Form 10-Q (File No. 000-14798) filed with the SEC on December 8, 2004. The quarterly report on Form 10-Q (File No. 000-14798) filed with the SEC on September 9, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on November 30, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on November 19, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on November 17, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on August 31, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on August 25, 2004. The current report on Form 8-K/A (File No. 000-14798) filed with the SEC on July 15, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on July 14, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on June 9, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on May 21, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on May 21, 2004. The current report on Form 8-K (File No. 000-14798) filed with the SEC on May 3, 2004.

c.	The description of the Common Stock, contained in the Company's Registration Statement on Form 8-A (File No. 000-14798) filed with the Commission on July 15, 1986 under Section 12 of the Exchange Act.

Each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

The Company's Articles of Incorporation provide for mandatory indemnification of its directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.

The Company has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on January 31, 2005.

AMERICAN WOODMARK CORPORATION

By: /s/ JAMES J. GOSA James J. Gosa Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ James J. Gosa James J. Gosa	Chairman and Chief Executive Officer (Principal Executive Officer)	January 31, 2005

/s/ Kent B. Guichard Kent B. Guichard	Executive Vice President and Director	January 31, 2005

/s/ Jonathan H. Wolk Jonathan H. Wolk	Vice President and Chief Financial Officer (Principal Financial Officer)	January 31, 2005

/s/ Dennis M. Nolan, Jr. Dennis M. Nolan, Jr.	Vice President and Corporate Controller (Principal Accounting Officer)	January 31, 2005

/s/ William F. Brandt, Jr. William F. Brandt, Jr.	Director	January 31, 2005

/s/ Daniel T. Carroll Daniel T. Carroll	Director	January 31, 2005

/s/ Martha M. Dally Martha M. Dally	Director	January 31, 2005

/s/ James G. Davis James G. Davis	Director	January 31, 2005

/s/ Neil P. DeFeo Neil P. DeFeo	Director	January 31, 2005

/s/ Kent J. Hussey Kent J. Hussey	Director	January 31, 2005

/s/ G. Thomas McKane G. Thomas McKane	Director	January 31, 2005

Exhibit Index

The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

Exhibit No.

4.1

Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q filed on September 9, 2004; Commission File No. 000-14798).

4.2

Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2(a) to the Company's Form 10-K for the fiscal year ended April 30, 2004 filed on July 14, 2004; Commission File No. 000-14798).

5.1	Opinion and Consent of McGuireWoods LLP, counsel to the Company, as to the validity of the Common Stock offered hereunder. (a)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm. (a)

23.2	Consent of McGuireWoods LLP, counsel to the Company, included in the opinion filed as Exhibit 5.1 hereto. (a)

99	American Woodmark Corporation 2004 Stock Incentive Plan for Employees. (a)

(a)	Filed with this Registration Statement.